Exhibit 24.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 1, 2006 (Except as to Note 1 and as to the effects of the restatement discussed in Note 1 as to which the date is October 19, 2006) on the consolidated financial statements of Dragon International Group Corp. and Subsidiaries for the years ended June 30, 2006 (as restated) and 2005, include herein on the registration statement of Dragon International Group Corp. on Form SB-2 (amendment #2), and to the reference to our firm under the heading “Experts” in the prospectus

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
August 10, 2007